EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G to which this Agreement is annexed as Exhibit A, and any amendments thereto, is and will be filed on behalf of each of them in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: December 6, 2021

LSQ Investment Fund SPC-Disruptive Opportunity Fund II SP

By:	/s/ Bingzhong Wang
Name:	Bingzhong Wang
Title:	Authorized Signatory
KBR Fund Management Limited
By:	/s/ Bob Yau Ching Chan
Name:	Bob Yau Ching Chan
Title:	Authorized Signatory